Exhibit 10.3

AMENDED AND RESTATED DEVELOPMENT AND COMMERCIALIZATION FUNDING AGREEMENT

This Amended and Restated Development and Commercialization Funding Agreement (this “Agreement”), made effective as of May 4, 2023 (the “Effective Date”), is by and between Reata Pharmaceuticals Inc., a Delaware corporation (“Reata”), and BXLS V – River L.P. (together with its successors and assigns, “BXLS”), a limited partnership organized and existing under the laws of Delaware (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Development and Commercialization Funding Agreement, dated as June 10, 2020 (the “Existing Agreement”), pursuant to which, among other things, BXLS provided financing to Reata for the development and commercialization of Bardoxolone in exchange for certain royalties in respect of Bardoxolone sales.

WHEREAS, it is the intent of the parties hereto that, with respect to all obligations (including the Reata Obligations (as defined in the Existing Agreement)) and liabilities of the parties under the Existing Agreement, that this Agreement amend and restate in its entirety the Existing Agreement and re-evidence and re-state all obligations and liabilities as between Reata and BXLS.

WHEREAS, in connection with the amendment and restatement of the Existing Agreement, all liens and guarantees granted to BXLS under or in connection with the Existing Agreement (including in accordance with Section 7.2 thereof) shall be released and terminated.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS
1.1
Defined Terms. Initially capitalized terms will have the meaning ascribed to such terms in this Agreement, including the following terms which will have the following respective meanings:
1.1.1
“Affiliate” means, with respect to a Person, a business entity under common control with, or controlling or controlled by, such Person, with “control” meaning direct or indirect ownership of 50% or more of the voting interest in the applicable Person, and in the case of a partnership, control of the general partner. Notwithstanding the foregoing, neither The Blackstone Group Inc. (“Blackstone”) nor any of its divisions, including Blackstone Life Sciences Advisors L.L.C., will be deemed to be an “Affiliate” of BXLS.
1.1.2
“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
1.1.3
“Applicable Law” means the applicable laws, statutes, rules, regulations, guidelines or other requirements of any Governmental Authorities (including any Regulatory Authorities), to the extent legally binding, that may be in effect from time to time in any country or regulatory jurisdiction of the Territory with respect to a given action or activity. For clarity, Applicable Laws will include, as applicable, (a) Anti-Corruption Laws and (b) data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy

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rules under the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation (2016/679) and similar laws covering the use and storage of personal health information or protected personally identifiable information.
1.1.4
“Approval” or “Approved” means (i) the full or accelerated approval of a new drug application (NDA) in the United States by the FDA, or (ii) approval of a marketing authorization application (MAA) in any of the EU5 by the EMA, in each case for the Omav Product for the Core Indication.
1.1.5
“Bardox Royalty Payments” has the meaning ascribed to such term in Section 6.1.2.
1.1.6
“Bardoxolone” has the meaning set forth in Exhibit A.
1.1.7
“Business Day” means a day that is not a Saturday, Sunday or a US federal holiday. For the avoidance of doubt, solely with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, will not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.
1.1.8
“BXLS” has the meaning ascribed to such term in the Preamble.
1.1.9
“BXLS Collateral” means the BXLS Collateral Account and all assets on deposit in the BXLS Collateral Account and the proceeds from such assets on deposit.
1.1.10
“BXLS Collateral Account” means the Deposit Account designated as such by Reata pursuant to Section 7.1 into which proceeds of Net Sales and certain other amounts shall be deposited in accordance with Section 7.1.
1.1.11
“BXLS Indemnified Parties” has the meaning ascribed to such term in Section 12.1.2.
1.1.12
“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, (a) the first Calendar Quarter shall begin on Commercial Launch and (b) the final Calendar Quarter shall end on the last day of the Term.
1.1.13
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.1.14
“Change of Control” means, (a) a merger, reorganization or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least 50% of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party or (c) the sale or other transfer of all or substantially all of such Party’s business or assets relating to the Product; provided, however, that (i) a licensing transaction (including without limitation an Omav Licensing Transaction) shall not constitute a Change of

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Control and (ii) a Change of Control will not be deemed to have occurred in the event that the Third Party in any of the foregoing transactions is a venture capital fund, pension fund, investment fund, commercial or investment bank, insurance company, or similar financial institution, in each case that is not then a controlled Affiliate of a company engaged in the development and/or commercialization of pharmaceutical or biotechnology products.
1.1.15
“Claim” means any Third Party claim, demand, suit and/or cause of action.
1.1.16
“Clinical Trials” means a human clinical trial intended to support the regulatory approval or commercialization of a given pharmaceutical or biologic product.
1.1.17
“CoC Advance Payment” has the meaning ascribed to such term in Section 6.6.
1.1.18
“Combination Product” means a product containing Omaveloxolone or Bardoxolone together with one or more active ingredients other than Omaveloxolone or Bardoxolone, as applicable, in a co-formulated fixed dose combination sold for a single price for the entire combination.
1.1.19
“Commercial Launch” means, with respect to the Product and a country in the Territory, the first commercial sale to a Third Party of such Product in such country after the receipt of regulatory approval and all commercially necessary pricing and reimbursement approvals allowing the sale of the Product in such country.
1.1.20
“Commercialization” or “Commercialize” means the commercial manufacture, marketing, promotion, sale and/or distribution of the Product. For clarity, Commercialization excludes all activities associated with Development and seeking Approval for the Product.
1.1.21
“Confidential Information” means, with respect to a given Party, all information and materials provided and/or disclosed (including in written form, electronic form or otherwise) by, or on behalf of, such Party or its Representatives to the other Party, its Affiliates, agents or representatives in connection with this Agreement, including, technical, scientific, regulatory and other information, results, knowledge, techniques, data, analyses, inventions, invention disclosures, plans, processes, methods, know-how, ideas, concepts, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, formulae, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data and descriptions, as well as the terms and conditions of this Agreement which terms and conditions shall be deemed to the Confidential Information of both Parties.
1.1.22
“Control” or “Controlled” means (a) for Intellectual Property, a Party’s ability to grant applicable licenses, sublicenses and/or other rights thereunder, and (b) for materials and documents, a Party’s ability to provide, or provide access to, such materials and/or documents, in each case (a)-(b), without violating any contractual obligations to a Third Party. For clarity, if a Party only can grant a license or sublicense and/or provide rights and/or access of limited scope, for a specific purpose or under certain conditions due to an encumbrance, “Control” or “Controlled” will be construed to so limit such license, sublicense, provision of rights and/or access.
1.1.23
“Copyrights” means, collectively, all works of authorship, mask works and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof.
1.1.24
“Core Indication” means Friedreich’s ataxia

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1.1.25
“Cumulative Payments” means, at any time of determination, the aggregate Product Payments made by Reata pursuant to this Agreement through and including such time, but excluding the Bardox Royalty Payments.
1.1.26
“Deposit Account” means a deposit account as such term is defined in the UCC.
1.1.27
“Development” or “Develop” means internal and external research, development and regulatory activities related to pharmaceutical or biologic products, including (a) the conduct of Clinical Trials, (b) the preparation, submission, review and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support or maintain regulatory approval of a pharmaceutical or biologic product, (c) interacting with Regulatory Authorities in connection with the foregoing and (d) manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies and product manufacturing in support of the foregoing.
1.1.28
“Disclosing Party” has the meaning ascribed to such term in Section 10.1.
1.1.29
“Dispute” has the meaning ascribed to such term in Section 15.10.
1.1.30
“EMA” means the European Medicines Agency; provided that, if Reata, in its sole discretion, elects to seek Approval from a local Regulatory Authority in any of the EU5, references in this Agreement to “EMA” shall be deemed to include references to such local Regulatory Authority.
1.1.31
“EU5” means France, Germany, Italy, Spain and the United Kingdom.
1.1.32
“Executive Officers” means the executive officers of each of Reata and BXLS identified on Exhibit B.
1.1.33
“FDA” means the US Food and Drug Administration and any successor agency thereto.
1.1.34
“Force Majeure Event” any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, outbreaks of contagious disease, epidemics, pandemics (including COVID-19) or other natural disasters, weather conditions, sabotage, terrorism, military action or war (whether or not declared) or other force majeure events in the US or any other country or region in the world.
1.1.35
“GAAP” means generally accepted accounting principles in the US, as consistently applied by the applicable Party.
1.1.36
“Government Official” is broadly defined as and includes: (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (c) any non-US political party officer, employee, or person acting for or on behalf of a non-US political party or candidate for public office; (d) any employee or person acting for or on behalf of a public international organization; (e) all government employees and employees of state-owned enterprises; or (f) any person otherwise categorized as a government official under local law; where “government” is meant to include all levels and subdivisions of non-US governments (i.e., local, regional, or national and administrative, legislative, or executive).

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1.1.37
“Governmental Authority” means any supranational, federal, national, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.
1.1.38
“Indemnification Claim Notice” has the meaning ascribed to such term in Section 12.2.1.
1.1.39
“Indemnified Party” has the meaning ascribed to such term in Section 12.2.1.
1.1.40
“Indemnifying Party” has the meaning ascribed to such term in Section 12.2.1.
1.1.41
“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all US and foreign, (a) Patents; (b) Trademarks; (c) Copyrights; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy, and rights to personal information; (g) all rights in the foregoing and in other similar intangible assets; and (h) all applications and registrations for the foregoing.
1.1.42
“Lien” means a mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind in the nature of a security interest, whether voluntarily incurred or arising by operation of law or otherwise against any property; provided that, for the avoidance of doubt, neither non-exclusive licenses nor customary anti-assignment provisions shall be deemed to be a “Lien”.
1.1.43
“Losses” means liabilities, losses, costs, damages, fees and/or expenses (including reasonable legal expenses and attorneys’ fees) payable to a Third Party.
1.1.44
“Material Adverse Event” means an event that has a material adverse effect on (i) the business, operations, or financial condition of Reata or (ii) the prospect of payment of the Product Payments by Reata; provided, however, that none of the following would constitute, and none of the effects of the following would be considered in determining whether there has occurred, a Material Adverse Event: (a) changes in laws or regulations or in the interpretations or methods of enforcement thereof; (b) changes in the pharmaceutical or biotechnology industries in general; or (c) a Force Majeure Event.
1.1.45
“Material Anti-Corruption Law Violation” means a violation by a Party or its Affiliate of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known, have a material adverse effect on the other Party or its Affiliate because of its relationship with such Party.
1.1.46
“Net Sales” means with respect to the Product, (i) the gross amount billed in arm’s-length transactions with respect to the sale, distribution or other transfer of the Product by Reata, any Affiliate of Reata, or any licensee or sublicensee of Reata or an Affiliate of Reata (the “Selling Party”) recorded according to the given Selling Party’s revenue recognition policies and in accordance with GAAP, less deductions for: (A) any refunds, credits or allowances actually given or credited to any Third Party due to rejections, defects or returns, (B) any discounts or rebates actually given or credited to such Third Parties, (C) non-income taxes (including VAT), freight, duty or transportation insurance, in each case, solely to the extent specifically invoiced or incurred, (D) documented costs in connection with distribution of the Product but excluding the costs of field force personnel of Reata or a third party field force utilized by Reata, and (E) any other similar and customary specifically identifiable deductions that have been credited or deducted

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from the gross amount billed and that are consistent with accepted revenue recognition policies and GAAP, and which may not be duplicative of any other deductions.

The transfer of Product by Reata or one of its Affiliates or (sub)licensees to another Affiliate or (sub)licensee shall not be considered a Net Sale, unless any such (sub)licensee is the end user of the Product.

For the avoidance of doubt, the following shall not result in Net Sales: (i) the disposal of Product for or use of Product in Clinical Trials or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies, or other similar programs or studies or testing, (ii) the donation by a Reata, its Affiliates, or (sub)licensees to non-profit institutions or government agencies for a non-commercial purpose, and (iii) the use of a Product by a Party, its Affiliates, or (sub)licensees for Development purposes.

If a Product is sold as a Combination Product, then Net Sales of the Product will be determined on a country-by-country basis by multiplying the actual Net Sales of the Combination Product in the applicable period, by the fraction A/(A+B), where A is the average per unit sale price of the applicable Product when sold separately as a standalone product in finished form in the country in which the Combination Product is sold and B is the average aggregate per unit sale price of the other active ingredients contained in the Combination Product when sold separately as standalone products in finished form in the country in which the Combination Product is sold, in each case during the applicable reporting period or, if sales of stand-alone Product did not occur in such period, then in the most recent reporting period in which arm’s length fair market sales of such Product occurred. If such average sale price cannot be determined for the stand-alone Products or the other products, Net Sales for the purposes of determining royalty payments shall be mutually agreed upon by the Parties based on the relative value contributed by each component.

Notwithstanding the foregoing, in the event that the Selling Party is any party other than Reata or its Affiliates, the Net Sales (including Combination Product allocations in connection with such Net Sales) will be calculated based on the corresponding definition of net sales in the applicable license agreement permitting such sales, provided that such definition is commercially reasonable, but subject to challenge by BXLS pursuant to Section 6.8.

1.1.47
“Omav License Payments” has the meaning ascribed to such term in Section 6.6.2.
1.1.48
“Omav Licensing Transaction” has the meaning ascribed to such term in Section 6.6.2.
1.1.49
“Omav Royalty Payments” has the meaning ascribed to such term in Section 6.1.1.
1.1.50
“Omaveloxolone” has the meaning set forth in Exhibit A.
1.1.51
“Omaveloxolone IP” means all Intellectual Property that is specifically relating to the Product, and that is owned or otherwise Controlled by Reata.
1.1.52
“Party” or “Parties” has the meaning ascribed to such term in the Preamble.

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1.1.53
“Patent” will mean patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.
1.1.54
“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
1.1.55
“Product” means (i) any formulation of the Omaveloxolone product that has been Approved for the Core Indication (the “Omav Product”) and (ii) all formulations of Bardoxolone (the “Bardox Product”).
1.1.56
“Product Payment” means, individually and collectively, the payments made by Reata to BXLS under the terms of this Agreement (other than expense reimbursements, interest on late payments and indemnification payments made to BXLS pursuant to Section 6.7, Section 6.8, Section 6.11, Article 12 or Section 15.8 and excluding any amounts deposited in the BXLS Collateral Account pursuant to Section 7.1 or otherwise until such amounts are paid to BXLS), whether pursuant to Sections 6.1, 6.2, 6.6, 6.8 or Article 14 or otherwise, and less any over-payments refunded to Reata pursuant to Section 6.2 or Section 6.8.
1.1.57
“Proposed Buyout Payment” has the meaning ascribed to such term in Section 6.3.
1.1.58
“Reata” has the meaning ascribed to such term in the Preamble.
1.1.59
“Reata Indemnified Parties” has the meaning ascribed to such term in Section 12.1.1.
1.1.60
“Reata Obligations” means all obligations of Reata to BXLS under or in connection with this Agreement and any other documents executed in connection herewith, including all amounts payable to BXLS pursuant to Article 6 hereof, all interest accrued thereon, all fees and all other amounts payable by Reata to BXLS thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against Reata of any bankruptcy or insolvency proceeding naming such individual or entity as the debtor in such proceeding.
1.1.61
“Receiving Party” has the meaning ascribed to such term in Section 10.1.
1.1.62
“Recipient Party” has the meaning ascribed to such term in Section 6.10.
1.1.63
“Regulatory Authority” means, in a particular country or regulatory jurisdiction in the Territory, any applicable Governmental Authority involved in granting approval to initiate or conduct clinical testing in humans, for Approval, including (a) FDA and (b) EMA and for each of (a) and (b), including any successor thereto.
1.1.64
“Representatives” means, with respect to a Party, such Party’s Affiliates and its and their respective officers, directors, employees, agents, representatives, consultants engaged in connection with the subject matter of this Agreement.

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1.1.65
“SEC” has the meaning ascribed to such term in Section 10.4.
1.1.66
“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Reata or a Subsidiary of Reata owns or controls 50% or more of the outstanding voting securities.
1.1.67
“Term” means the period commencing on the Effective Date and ending on the date upon which this Agreement terminates in accordance with Section 14.1.
1.1.68
“Territory” means worldwide.
1.1.69
“Third Party” means any Person other than Reata, BXLS and their Affiliates.
1.1.70
“Third Party Licenses” means such agreements between Reata or a Reata Affiliate with a Third Party that grants rights or licenses to such Third Party pertaining to the Commercialization of the Product.
1.1.71
“Trademarks” means, collectively, all registered and unregistered marks, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof, selected for use on the Product.
1.1.72
“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; and provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, BXLS’s security interest on any BXLS Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.
1.1.73
“US” or “USA” means the United States of America, its territories and possessions, including Puerto Rico.
1.1.74
“Withholding Party” has the meaning ascribed to such term in Section 6.10.
1.2
Construction. For purposes of this Agreement: (1) words in the singular will be held to include the plural and vice versa as the context requires; (2) the words “including” and “include” will mean “including, without limitation,” unless otherwise specified; (3) the terms “hereof,” “herein,” “herewith,” and “hereunder,” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (4) all references to “Section” and “Exhibit,” unless otherwise specified, are intended to refer to a Section or Exhibit of or to this Agreement; (5) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, (6) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders; (7) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms hereof, and include any annexes, exhibits

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and schedules attached thereto; (8) reference to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; (9) references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein), and any references to a Person in a particular capacity excludes such Person in other capacities; (10) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding;” and (11) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
Article 2

[Reserved]
Article 3

[reserved]
Article 4

[reserved]
Article 5

[Reserved]
Article 6

PAYMENTS TO BXLS
6.1
Royalty Payments.
6.1.1
Omav Royalty Payments. Reata will pay to BXLS royalty payments equal to [***]% of Net Sales of the Omav Product (the “Omav Royalty Payments”) commencing with the Calendar Quarter ending June 30, 2023, until the first to occur of: (i) the time at which Cumulative Payments equals $[***], (ii) receipt by BXLS of a CoC Advance Payment, or (iii) the end of the Calendar Year which is twenty (20) years after the end of the Calendar Year of Commercial Launch of the Omav Product. For the avoidance of doubt, if any payment under this Section 6.1.1 would result in Cumulative Payments exceeding $[***], such payment shall be reduced to the extent of the amount in excess of $[***]. Notwithstanding the foregoing, (i) in the event that as of the end of any Calendar Quarter, Reata has made Cumulative Payments (including Omav License Payments) in excess of [***]% of the aggregate amount of Net Sales of the Omav Product through the end of such Calendar Quarter (such aggregate amount, the “Cumulative Royalty Amount”), Reata shall not be obligated to pay BXLS the Omav Royalty Payment for such Calendar Quarter and (ii) in the event that as of the end of any Calendar Quarter, Reata has made Cumulative Payments (including Omav License Payments) in an amount less than the Cumulative Royalty Amount, the payment due under this Section 6.1.1 shall be the lesser of (x) the amount by which the Cumulative Royalty Amount

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exceeds Cumulative Payments (including Omav License Payments) and (y) the Omav Royalty Payment otherwise due under this Section 6.1.1.
6.1.2
Bardox Royalty Payments. Reata will pay to BXLS royalty payments equal to [***]% of Net Sales of the Bardox Product (the “Bardox Royalty Payments”) commencing with the Calendar Quarter in which Commercial Launch of the Bardox Product shall occur (if ever), until the end of the Calendar Year which is fifteen (15) years after the end of the Calendar Year of Commercial Launch of the Bardox Product.
6.2
Product Payment True-Up. Upon written request by BXLS made within 60 days after the end of any Calendar Year, Reata will perform a “true-up” reconciliation within 180 days after the end of such Calendar Year (and provide BXLS with a written report of such reconciliation) of the deductions outlined in the definition of Net Sales. The reconciliation will be based on the actual cash paid or credits issued in such Calendar Year relative to the accrued amounts (if any) of such deductions used to calculate Net Sales for such Calendar Year. If such reconciliation report shows either an underpayment or overpayment of Product Payments the Party owing payment to the other Party will pay the amount of such difference to the other Party within 30 days of the date of delivery of such report.
6.3
Product Payment Assignment. BXLS will not have the right to sell or assign its rights under this Agreement or the Product Payments to a Third Party at any time prior to December 31, 2024. At any time after December 31, 2024, BXLS will have the right to sell or assign the Product Payments to a Third Party, by providing Reata written notice of its intention to do so. Reata will have the right to notify BXLS of the price it is willing to pay to purchase the Product Payment (the “Proposed Buyout Payment”) within thirty (30) calendar days after receiving such notice from BXLS. If BXLS accepts the Proposed Buyout Payment, Reata shall purchase the Product Payments from BXLS in exchange for the Proposed Buyout Payment. If BXLS does not so accept such offer within thirty (30) days of receipt of such notice, BXLS will be free (but shall not be required) to sell or assign the Product Payments to a Third Party within one hundred and twenty (120) days from the expiration of the foregoing thirty (30)-day period at a price higher than the Proposed Buyout Payment.
6.4
Payments; Prepayments. Reata shall make the payments required pursuant to Sections 6.1 and 6.6.2 on a quarterly basis no later than sixty (60) calendar days after the end of each Calendar Quarter; provided that in Reata’s sole election, it may make any such payments on a more frequent basis. Reata shall not be entitled to make prepayments in respect of future Product Payments not yet due.
6.5
Product Payment Reports and Records Retention. Reata shall deliver to BXLS, together with each Product Payment, a written report setting forth in reasonable detail, the calculation of the Product Payment payable and identifying (i) each Selling Party, (ii) the foreign currency exchange rates used, and (iii) a break-down of all permitted deductions from gross sales used to determine Net Sales and the Product Payment due to BXLS. For three (3) years (unless Reata’s internal company procedures for its Affiliate require a shorter period) after each Omav Royalty Payment and Bardox Royalty Payment, Reata will keep (and will obligate its Affiliates and any Selling Party to keep) complete and accurate records in sufficient detail to confirm the accuracy and completeness of the Net Sales of the Products made by such Selling Party giving rise to such Omav Royalty Payment or Bardox Royalty Payment, as applicable.
6.6
Change of Control; Omav Licensing Transaction.
6.6.1
Change of Control. In the event of a Change of Control of Reata prior to January 1, 2028, Reata will pay to BXLS, within sixty (60) days of the date of Change of Control, a change of control

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payment (the “CoC Advance Payment”) in an amount equal to (x) if the date of such Change of Control is prior to June 10, 2023, $375 million, (y) if, as of the date of such Change of Control, which is on or after June 10, 2023, Cumulative Payments are less than or equal to $10 million, $300 million or (z) if, as of the date of such Change of Control which is on or after June 10, 2023, Cumulative Payments are greater than $10 million, the sum of (i) $310 million less (ii) Cumulative Payments as of the date of such Change of Control. For clarity, there shall be no amounts payable under this Section 6.6.1 in the event of a Change of Control of Reata on or after January 1, 2028.
6.6.2
Omav Licensing Transactions. In the event that, prior to the earlier of a Change of Control of Reata or January 1, 2028, Reata or any of its Affiliates sells, assigns, transfers, licenses or otherwise grants rights to Commercialize the Omav Product in the US or in any country in the EU5 in one or more transactions in which Reata or any of its Affiliates is entitled to receive at least $1.5 billion in the aggregate for all such transactions (collectively, “Omav Licensing Transactions”) from sales of equity or convertible debt, upfront payments (including funded research and development or other payments, whether paid upfront or over time, made directly or indirectly to Reata or any of its Affiliates with regard to (i) products other than the Omav Product or (ii) Commercialization by Reata outside of the US and the EU5), regulatory milestone payments, commercial milestone payments tied to net sales, royalty payments and in the case of a joint venture or similar structure including any profit interest paid to or earned by Reata or any of its Affiliates, excluding, for the avoidance of doubt, (i) any such payments in respect of any sale, assignment, transfer, license or other grant of rights to Commercialize the Omav Product in any jurisdiction outside of the US and the EU5 and (ii) any such payments in respect of any sale, assignment, transfer, license or other grant of rights to Commercialize the Omav Product which does not include the Core Indication (collectively “Omav License Payments”), then Reata shall pay to BXLS an amount equal to [***] percent ([***]%) of each such Omav License Payments received by Reata or any of its Affiliates, within sixty (60) days after receipt and until such time as BXLS has received: (x) if, as of the date upon which it is determined that Reata or any of its Affiliates is entitled to receive Omav License Payments in excess of $1.5 billion (the “Measurement Date”) Cumulative Payments are less than or equal to $10 million, $300 million or (y) if, as of the Measurement Date Cumulative Payments are greater than $10 million, the sum of (i) $310 million less (ii) Cumulative Payments as of the Measurement Date. In the event that the aggregation of two or more Omav Licensing Transactions in accordance with the provisions of this paragraph results in a determination that Reata or any of its Affiliates is entitled to receive aggregate Omav License Payments in excess of $1.5 billion, Reata shall pay to BXLS an amount equal to [***] percent ([***]%) of all Omav License Payments received on or prior to such date, in an amount not to exceed the amounts set forth in clauses (i) or (ii) above, within sixty (60) days of such date of determination (such payment, a “True Up Payment”). Notwithstanding any term herein to the contrary, all such Omav License Payments, including any True Up Payment, made to BXLS shall be credited toward the CoC Advance Payment and reduce any CoC Advance Payment otherwise due pursuant to Section 6.6.1 on a dollar for dollar basis, when and if due, and shall be included as Cumulative Payments. For purposes of the determining whether Reata or any of its Affiliates is entitled to receive Omav License Payments of at least $1.5 billion, (a) sales of equity or convertible debt shall be valued based on the estimated net cash proceeds to be received by Reata (as determined in good faith by Reata), (b) funded research and development payments made directly or indirectly to Reata or any of its Affiliates for Commercialization of the Omav Product in the US or EU5 shall be included as “upfront payments”; provided that, for the avoidance of doubt, such payments shall not otherwise be considered Omav License Payments, and (c) solely for the purposes of this sentence, any royalties and commercial milestones under an Omav Licensing Transaction shall be conclusively valued based on the projected sales revenues attached hereto as Exhibit C (the “Projected Revenues”) irrespective of actual Omav License Payments paid to or received by Reata or any of its Affiliates; provided that, with respect to any Omav Licensing Transaction that covers the EU5, the

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Projected Revenues attributable to each EU5 country shall be deemed to be: (i) with respect to Germany, [***] percent ([***]%) of the Projected Revenues of the EU5; and (ii) with respect to each of Spain, Italy, France or the United Kingdom, [***] percent ([***]%) of the Projected Revenues of the EU5. For clarity, there shall be no amounts payable under this Section 6.6.2 in the event of an Omav Licensing Transaction consummated on or after January 1, 2028.
6.7
Late Payments. All payments due and payable to a Party under this Agreement will earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Applicable Law and (b) [***]% per annum. Interest will be calculated on the basis of a 360-day year. The payment of such interest will not limit the Parties from exercising any other rights at their disposal as a consequence of any late payments.
6.8
Financial Audits. Following Commercial Launch for the Product, upon at least fourteen (14) Business Days written notice and during normal business hours, no more frequently than once per calendar year, BXLS may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to Reata to be made of Reata’s books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Product Payments made under this Agreement (including supporting financial data to determine the Product Payments payable to BXLS under any applicable Third Party License). All of the expenses of any inspection or audit requested by BXLS hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) BXLS, if the independent public accounting firm determines that Product Payments previously paid were incorrect by an amount less than or equal to 5% of the Product Payments actually paid or (ii) Reata, if the independent public accounting firm determines that Product Payments previously paid were incorrect by an amount greater than 5% of the Product Payments actually paid. The terms on which any such independent public accounting firm is engaged shall provide that such independent public accounting firm may not disclose the confidential information of Reata or any such counterparty to any Third Party License to BXLS, except to the extent such disclosure is either necessary to determine the correctness of Product Payments or such confidential information otherwise would be included in a Product Payment report provided pursuant to Section 6.5. All information obtained by BXLS as a result of any such inspection or audit shall be Confidential Information of Reata or any such counterparty to any Third Party License and the independent public accounting firm shall be considered a Representative of BXLS for purposes of Article 10. Absent manifest error, the financial results of the audit of the independent public accounting firm will be final and non-appealable. Any payment owed by one Party to another as a result of the audit shall be made within ten (10) Business Days of receipt of the audit report.
6.9
Methods of Payment and Currency.
6.9.1
Unless otherwise expressly agreed in writing by the Parties, all payments owed to BXLS or Reata hereunder shall be made by deposit of US Dollars to such United States bank account as BXLS or Reata, as applicable, may from time to time designate by written notice to the other Party. The Parties may vary the method of payment set forth herein at any time by written agreement, and any change shall be consistent with Applicable Law at the place of payment or remittance.
6.9.2
With respect to Net Sales not denominated in US Dollars, Net Sales in foreign currency will be converted into US Dollars by using the then-current and reasonable standard exchange rate methodology applied to Reata’s external reporting.
6.10
Taxes. Each Party represents and warrants that it is a “United States person” within the meaning of Section 7701(a)(30) of the IRS (a “U.S. Person”). Based on the foregoing representation, the

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Parties hereby acknowledge and agree that no withholding or similar taxes are required to be deducted or withheld from any payment made under this Agreement, unless (a) such withholding or similar tax becomes payable due to the assignment of this Agreement or any payment obligation hereunder (to the extent permitted) by either Party to an Affiliate or Third Party, the re-domiciling of either Party outside the US or any other circumstance that results in such Party no longer being a U.S. Person, (b) there is a change in Applicable Laws at any time during the Term such that withholding or other additional taxes may be imposed or levied on account of the payment of any amounts under this Agreement or (c) a Party receiving payments under this Agreement (the “Recipient Party”) fails to provide the other Party (the “Withholding Party”) or its agent with an executed IRS Form W-9 certifying that the Recipient Party is a U.S. Person and is exempt from U.S. federal backup withholding tax. If a Withholding Party is required to withhold any taxes on any amounts payable to the Recipient Party hereunder, the Withholding Party shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Applicable Laws with respect to the making of such payment; provided, that if the requirement to deduct or withhold is due to the Withholding Party (or its Affiliate) having taken any of the actions described in clause (a) of this Section 6.10, then the amount payable to the Recipient Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6.10), the Recipient Party shall have received an amount equal to the sum it would have received had no such deduction or withholding been made. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Parties agree to cooperate in good faith and use their respective reasonable efforts to reduce or eliminate, to the extent permitted under Applicable Laws, any withholding or similar taxes on account of or in respect of any payments hereunder (including through the provisions of tax forms as described in Section 6.11).
6.11
Tax Cooperation. The Parties will cooperate and produce on a timely basis any tax forms or reports, including any IRS Forms W-8BEN, W-8BEN-E or W-9, as applicable, reasonably requested by the other Party in connection with any payment made under this Agreement. Each Party will provide to the other Party any other tax forms that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide, upon request, to the other Party any tax forms at least thirty (30) days prior to the due date for any such payments; provided that such request for such forms was made in a timely manner. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Each Party will provide commercially reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial tax audit or contest relating to tax payments made with respect to amounts paid or payable to such other Party under this Agreement.
Article 7

SECURITY INTEREST
7.1
BXLS Collateral Account.
7.1.1
Within 60 days after Commercial Launch, Reata shall designate one of its Deposit Accounts (which, at Reata’s option, may be a newly opened or existing Deposit Account) as the BXLS Collateral Account and take reasonable action to provide BXLS with an exclusive senior secured

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first-priority Lien on such account in accordance with Section 7.2 of this Agreement, including by entering into a deposit account control agreement granting BXLS “control” over such account within the meaning provided by the UCC (such agreement, the “BXLS Collateral Account Control Agreement”). Reata shall cause to be deposited into the BXLS Collateral Account (a) within sixty (60) days after Commercial Launch, $[***] and (b) within sixty (60) days after the end of each Calendar Quarter thereafter, commencing with the end of the second full Calendar Quarter following Commercial Launch, an amount such that the aggregate amount on deposit in the BXLS Collateral Account is, as of such date, equal to the aggregate amount of Omav Royalty Payments made for the immediately preceding two Calendar Quarter period. For the avoidance of doubt, if at any time after the end of the second full Calendar Quarter following Commercial Launch, the amount on deposit in BXLS Collateral Account exceeds the amount required to be maintained in the account pursuant to the foregoing clause (b), Reata shall be permitted to withdraw such amount free and clear of BXLS’s Lien.
7.1.2
[Reserved].
7.1.3
[Reserved].
7.1.4
[Reserved].
7.1.5
[Reserved].
7.2
Grant of Security Interest. As security for the payment and performance of the Reata Obligations, Reata hereby grants to BXLS a security interest in all of Reata’s right, title and interest in, to and under the BXLS Collateral. Except for the security interest granted pursuant to the immediately preceding sentence in the BXLS Collateral, all security interests, Liens and guarantees granted pursuant to, or in connection with, the Existing Agreement are hereby released and terminated and each of the Parties acknowledges and agrees that no other security interest or Lien is granted by Reata or any of its Affiliates to BXLS or any of its Affiliates related to or in connection with the Reata Obligations in or on any assets or properties of Reata or its Affiliates other than the BXLS Collateral.
7.3
Authorization to File Financing Statements. Without limitation of any of BXLS’s rights under Section 7.1, including with respect to its rights to perfect its security interest in the BXLS Collateral, Reata hereby authorizes BXLS to, without notice to Reata, file with all appropriate jurisdictions such financing statements, amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the BXLS Collateral.
7.4
Remedies. If Reata fails to make any payment within sixty (60) days after the end of each Calendar Quarter as set forth in Section 6.4, BXLS shall provide written notice to Reata of its intention to exercise remedies under this Section 7.4 and, unless Reata cures such payment default within five (5) Business Days of receipt of such notice, BXLS shall be permitted to collect such amount from the BXLS Collateral Account in accordance with the terms of the BXLS Collateral Account Control Agreement. Any notice of exclusive control (or other instruction) required to be delivered to the relevant account bank in order for the exercise by BXLS of the remedy provided in this Section 7.4 shall be promptly revoked following collection of such payment.
7.5
Encumbrances. Reata shall not, without BXLS’s prior written consent, permit the BXLS Collateral to be subject to any Liens (subject to Liens in favor of the financial institution at which the BXLS

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Collateral Account is maintained arising in connection with the maintenance of the BXLS Collateral Account at such financial institution) other than the security interest granted pursuant to this Article 7.
7.6
Release of Security Interests. Upon the first to occur of (i) termination of this Agreement and (ii) such time that trailing twelve month Net Sales of the Products total at least $[***], BXLS’s Lien on all BXLS Collateral shall automatically and without further action be released and terminated and the provisions of this Article 7 shall no longer apply. In furtherance of the forgoing, BXLS shall take such reasonable actions as Reata requests to evidence such release and termination.
Article 8

[reserved]
Article 9

[reserved]
Article 10

CONFIDENTIAL INFORMATION
10.1
Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (each, a “Receiving Party”) agrees that, during the Term and for the seven (7)-year period following the expiration or termination of this Agreement (except that the obligations will survive thereafter with respect to any Confidential Information that constitutes a trade secret under Applicable Law), it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by or on behalf of the other Party (each, a “Disclosing Party”) or its Affiliates in connection with this Agreement. The foregoing obligations will not apply to any portion of such information or materials that the Receiving Party can demonstrate:
10.1.1
was publicly disclosed by the Disclosing Party before or after such Confidential Information becomes known to the Receiving Party;
10.1.2
was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, prior to when it was received from or on behalf of the Disclosing Party;
10.1.3
is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof without obligation to keep such Confidential Information confidential and without further restriction on use or dissemination;
10.1.4
has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party or any of its Affiliates in breach of this Agreement; or
10.1.5
has been independently developed by the Receiving Party or any of its Affiliates, without the aid, application or use of any Confidential Information of the other Party.

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10.2
Authorized and Required Disclosures.
10.2.1
Required Disclosures. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for complying with Applicable Laws, including regulations promulgated by securities exchanges, provided that, to the extent not prohibited by Applicable Laws, the Party required to disclose such information promptly notifies the Disclosing Party prior to making any such disclosure and cooperates with the Disclosing Party’s efforts to seek confidential treatment or to otherwise limit disclosure.
10.2.2
Authorized Disclosures. Each Receiving Party may disclose the other Party’s Confidential Information:
10.2.2.1
to its Representatives, in each case as reasonably required in connection with the performance of this Agreement, provided that (a) each Person receiving Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as an equivalent in scope to those set forth in this Article 10 prior to any such disclosure (or with respect to professional service providers, that are bound by customary and reasonable obligations of confidentiality and non-use (including under any ethical or professional standards)) prior to any such disclosure; and (b) the Party making such disclosure to such Person shall be liable to the other Party for any breach of such obligations by such disclosee (provided that a Party’s Representative(s) shall only be bound by the obligations set forth in this Article 10 to the extent that such Representative(s) actually receives such Confidential Information);
10.2.2.2
prosecuting or defending litigation;
10.2.2.3
for regulatory, tax or customs purposes;
10.2.2.4
for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;
10.2.2.5
to any bona fide potential or actual investor (including limited partners), collaboration partner, licensee, sublicensee, investment banker, acquirer, provider of debt or royalty financing, or other potential or actual financial partner without the consent of the other Party, provided, that such disclosure shall be made only to the extent customarily required to consummate or monitor such investment, financing transaction partnership, collaboration or acquisition and provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure in relation to the relevant transaction; and
10.2.2.6
in connection with any permitted assignment of this Agreement.

In any event, each Party agrees to take all reasonable action to avoid unauthorized use or disclosure of Confidential Information of the other Party hereunder.

10.3
Return of Confidential Information. Except as otherwise provided herein, upon expiration or earlier termination of this Agreement, all Confidential Information (including any copies thereof) in written or other tangible form will, at the Disclosing Party’s direction, be returned to the Disclosing Party or destroyed by the Receiving Party, and any Person(s) to whom the Receiving Party disclosed (with such destruction being confirmed in writing by an authorized officer of the Receiving Party), except (i) to the

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extent such Confidential Information is necessary to exercise any license and/or rights hereunder that survive such expiration or earlier termination; and (ii) one (1) copy of each document may be retained by the Receiving Party solely to the extent necessary to permit it to comply with any ongoing rights and responsibilities with respect to such Confidential Information.
10.4
Confidential Status of the Agreement. Subject to the provisions of this Section 10.4 and Section 10.5 below, the terms of this Agreement are deemed to be Confidential Information and will be subject to the confidentiality requirements of this Article 10, with each Party being deemed a Receiving Party for such purposes. The Parties each acknowledge that it will be necessary for Reata to file this Agreement with the Securities and Exchange Commission (the “SEC”) and to make other required public disclosures regarding the terms of this Agreement, and accordingly Reata shall provide BXLS and its legal counsel a reasonable opportunity to review and comment on such filing as well as on the first required public disclosure about the Agreements and to reasonably take into accounts such comments, provided that, for clarity, Reata is permitted to disclose any information that is legally required to be disclosed as advised by its legal counsel.
10.5
Publicity. The Parties recognize that following the Effective Date the Parties (either individually or jointly) shall issue mutually agreed press release(s) announcing the execution of this Agreement, and thereafter each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such additional press releases, public statements and disclosures regarding the terms of this Agreement will be permitted only with the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed), except that no consent shall be required if a Party is legally obligated to disclose the information contained in such press release. Any publication, news release or other public announcement relating to the terms of this Agreement will first be reviewed and approved in writing by both Parties.
10.6
BXLS Name. Unless otherwise expressly permitted herein, Reata will obtain the written consent of BXLS (which consent will not unreasonably be withheld, conditioned or delayed) prior to referring to BXLS or Blackstone in any correspondence with any Regulatory Authority or Governmental Authority, in any filings with the SEC, or in any press release except that no consent shall be required in respect of any information that (i) is publicly available, (ii) previously disclosed or (iii) for which Reata is legally obligated to disclose upon the advice of Reata’s legal counsel.
10.7
Equitable Relief. Given the nature of the Confidential Information and the competitive harm that could result to a Party upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

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Article 11

[Reserved]
Article 12

INDEMNIFICATION AND INSURANCE
12.1
Indemnification by Each Party.
12.1.1
By BXLS. BXLS will indemnify and hold Reata; its Affiliates and its and their respective officers, directors, employees and agents (the “Reata Indemnified Parties”), harmless from any and all Losses arising or resulting from any Claims by a Third Party against any Reata Indemnified Parties to the extent arising from (a) BXLS’s gross negligence or willful misconduct in performing its obligations under this Agreement; and/or (b) BXLS’s material breach of this Agreement; provided that the foregoing shall not subject BXLS to liability for lost revenue, profits or other consequential damages of Reata or its Affiliates, and further provided that BXLS shall not have any responsibility for a Claim to the extent that any of the foregoing (a) through (b) were caused by any Reata Indemnified Party’s gross negligence, willful misconduct, or material breach of this Agreement.
12.1.2
By Reata. Reata will indemnify and hold BXLS, its Affiliates, BXLS’s investors and its and their respective members, officers, directors, employees and agents (the “BXLS Indemnified Parties”), harmless from any and all Losses arising or resulting from any Claims by a Third Party against any BXLS Indemnified Parties to the extent arising from (a) a Product or from the Commercialization of the Product; (b) Reata’s gross negligence or willful misconduct in performing its obligations under this Agreement; (c) Reata’s breach of this Agreement, provided that the foregoing shall not subject Reata to liability for lost revenue, profits, or other consequential damages of BXLS or its Affiliates; or (d) actual or alleged infringement of any Third Party’s Intellectual Property by the Product or by Reata in performing activities hereunder and further provided that Reata shall not have any responsibility for a Claim to the extent that any of the foregoing were caused by any BXLS Indemnified Party’s gross negligence, willful misconduct, or material breach of this Agreement; provided that Reata shall not have any responsibility for a Claim to the extent that any of the foregoing (a) through (d) were caused by any BXLS Indemnified Party’s gross negligence, willful misconduct, or material breach of this Agreement.
12.2
Indemnification Procedure.
12.2.1
Notice of Claim. A Party believing that it is entitled to indemnification under Section 12.1.1 or 12.1.2 (an “Indemnified Party”) will give prompt written notice (each, an “Indemnification Claim Notice”) to the other Party (the “Indemnifying Party”) of commencement of any Claim for which indemnification may be sought, or if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim of a Third Party as provided in this Section 12.2.1 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.
12.2.2
Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Claim

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by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party and approved by the Indemnified Party, such approval not to be unreasonably withheld. Without limiting the Indemnified Party’s other obligations under Section 12.2, in the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party will promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the Indemnifying Party assume the defense of a Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Claim.
12.2.3
Right to Participate in Defense. Without limiting Section 12.2.2, the Indemnified Party will be entitled to (a) participate in, but not control, the defense of such Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless the engagement thereof has been specifically authorized by the Indemnifying Party in writing, and (b) control its defense of such Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party, if the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 12.2.2.
12.2.4
Settlement. With respect to any Losses related solely to payment of money damages in connection with a Claim that (a) includes a complete and unconditional release of the Indemnified Party, (b) will not result in the Indemnified Party admitting liability, becoming subject to injunctive or other equitable relief that will otherwise adversely affect the business of the Indemnified Party in any manner, and (c) as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 12.2.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed.
12.2.5
Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party will reasonably cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and

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the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.3 Insurance. Reata will be responsible for maintaining product liability insurance related to the Commercialization of the Product at its expense.

Article 13

REPRESENTATIONS AND WARRANTIES
13.1
Representations, Warranties and Covenants of Both Parties.
13.1.1
Each Party hereby represents and warrants that it has the requisite corporate power and authority to enter into this Agreement and that this Agreement constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms.
13.1.2
Each Party hereby represents and warrants that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement or that otherwise conflicts with the provisions of this Agreement.
13.1.3
Each Party hereby represents and warrants that it has not and will not directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper business advantage. During the Term, each Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Party, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.
13.2
Additional Reata Representations, Warranties and Covenants.
13.2.1
No Contravention. The execution, delivery and performance by Reata of this Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of Reata’s organizational documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any contractual obligation to which Reata is a party or affecting Reata, or the properties of Reata or any Subsidiary, or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which Reata or its property is subject; or (c) violate any Applicable Law, except in the case of this Section 13.2.1 with respect to any conflict, breach, violation, or payment, to the extent that such conflict, breach, violation, or payment would not reasonably be expected to have a material adverse effect on Reata’s ability to satisfy its obligations under this Agreement.
13.2.2
Anti-Corruption. Each Party agrees, on behalf of itself and its Representatives, that in connection with the exercise of its rights or its performance hereunder:
13.2.2.1
Such party, its Affiliates and its and their respective Representatives will comply with the Anti-Corruption Laws and will not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any Anti-Corruption Laws; and
13.2.2.2
Such Party will promptly provide the other Party with written notice of the following events: (a) upon becoming aware of any breach or violation by such Party, its Affiliates or

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any of its or their respective Representatives of any representation, warranty or undertaking set forth in Section 13.2.2, or (b) upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Representatives connected with this Agreement that any of them is the target of a formal investigation by a governmental authority for a Material Anti-Corruption Law Violation.
13.2.3
Licensure, Registration and Accreditation. Reata hereby represents and warrants that, as of the Effective Date, it is licensed, registered, or otherwise qualified under all Applicable Laws in all material respects to do business in each jurisdiction where such licenses, registrations or other qualifications are required and where failure to so qualify would cause a Material Adverse Event.
13.2.4
[Reserved].
13.2.5
[Reserved].
13.2.6
[Reserved].
13.2.7
[Reserved].
13.2.8
[Reserved].
13.2.9
[Reserved].
13.2.10
Intellectual Property. Reata hereby represents and warrants as of the date hereof as follows:
13.2.10.1
Reata is the sole and exclusive owner or licensee of the Omaveloxolone IP.
13.2.10.2
Reata has not received any written notice, contesting the registrability, scope, ownership, use, enforceability or validity of any of the Omaveloxolone IP, excluding any notice received from Governmental Authorities in the normal course of Patent prosecution.
13.2.10.3
To Reata’s knowledge, the Omaveloxolone IP is not being infringed, misappropriated or otherwise violated by any Person in connection with the development or commercialization of any product that is, or is reasonably likely to be competitive with a Product.
13.2.10.4
To Reata’s knowledge the Development and Commercialization of the Product will not violate or infringe the Intellectual Property of any Third Party. Reata has not received any written notice of any claim by any Person or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.
13.3
[Reserved].
13.4
Disclosure. Reata has delivered or made available to BXLS true and complete copies of each agreement, data, contract or other document or information that has been requested by BXLS. All written information furnished by or on behalf of any of its Affiliates to BXLS in connection with this Agreement or any transaction contemplated hereby are true and correct in all material respects on the date

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as of which such information is dated and does not contain any untrue statements of a material fact or omit any material fact necessary in order to make such information not misleading in light of the circumstances under which they were made. No representation or warranty of Reata contained in this Agreement contains any untrue statements of a material fact or omits any material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made, including any information regarding any impact on the Development, Commercialization or supply chain of the Product resulting from the coronavirus identified as COVID-19.
13.5
DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 13, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE USE, RESULTS, SUCCESS OR APPROVAL, MARKET FOR OR EFFICACY OF THE PRODUCT.
Article 14

TERM AND TERMINATION
14.1
Term. This Agreement will expire upon the first to occur of: (i) the time at which Cumulative Payments equal $[***], (ii) receipt by BXLS of a CoC Advance Payment or (iii) the end of the Calendar Year which is twenty (20) years after the end of the Calendar Year of Commercial Launch of the Omav Product. This Agreement may not be terminated by either Party for any reason prior to expiration.
14.2
Surviving Obligations. Expiration or earlier termination of this Agreement will not relieve either Party of any obligation accruing prior to or upon such expiration or earlier termination, including that neither Party will be relieved of any payment obligation that may have accrued prior to such expiration or earlier termination. Further, the following provisions of this Agreement, together with any other provisions that expressly specify that they survive, will survive expiration or earlier termination of this Agreement: 6.1.2, 6.2, 6.3, 6.4, 6.5, 6.7, 6.8, 6.9, 6.10, 6.11, 7.6, 12.1 and 12.2, Articles 1, 10, 14 and 15.
Article 15

MISCELLANEOUS
15.1
Relationship with Affiliates. Each Party will be responsible for any breach by its Affiliates of such Party’s obligations in connection with this Agreement, and each such Party will remain responsible for any responsibilities that it has delegated to an Affiliate as though such Party had performed (or failed to perform) such responsibilities itself.
15.2
Prior Agreements. The Parties agree that with respect to all obligations (including the Reata Obligations (as defined in the Existing Agreement)) and liabilities of the parties under the Existing Agreement, that this Agreement amend and restate in its entirety the Existing Agreement and re-evidence and re-state all obligations and liabilities as between Reata and BXLS. Without limiting the generality of Section 15.7 hereof, each Party will promptly execute and deliver such terminations, releases, instruments, agreements or notices and do such further acts and things as may be reasonably requested in writing by any other Party that may be necessary or desirable in order to effect fully the release and termination of any and

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all liens and guarantees granted to BXLS under or in connection with the Existing Agreement (other than to the extent expressly contemplated under Section 7.2 hereof).
15.3
Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement will be in writing and will be effective when delivered if delivered by fax, e-mail, hand, reputable courier service, or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the following addresses or such other address as may be designated by notice pursuant to this Section:
15.3.1
If to Reata:

Reata Pharmaceuticals, Inc.
5320 Legacy Drive
Plano, TX 75024
Attention: Chief Operating Officer
email: manmeet.soni@reatapharma.com

with copies to:

Reata Pharmaceuticals, Inc.
5320 Legacy Drive
Plano, TX 75024
Attention: Chief Legal Officer
email: mike.wortley@reatapharma.com

Cooley LLP
101 California Street, 5th Floor
San Francisco, MA 94111-5800
Attention: Mischi a Marca
email: gmamarca@cooley.com

15.3.2
If to BXLS:

BXLS V – River L.P.
c/o Blackstone Life Sciences
314 Main Street, 15th Floor
Cambridge, MA 02139
Attention: [***]
email: [***]

with copies to:

Blackstone Life Sciences – Legal Department
314 Main Street, 15th Floor
Cambridge, MA 02139
Attention: [***]
email: [***]

Orrick, Herrington & Sutcliffe LLP

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1000 Marsh Road

Menlo Park, CA 94025

Attention: Michael O’Donnell

email: mike.odonnell@orrick.com

15.4
Force Majeure. Neither Party will be liable for any breach or delay in performance of any obligation under this Agreement to the extent caused by a Force Majeure Event. The Party invoking this Section 15.4 must provide prompt written notice and full particulars of such event to the other Party and will use diligent and commercially reasonable efforts to mitigate the effects of any such force majeure event on such Party’s compliance with and performance under this Agreement.
15.5
Use of Names. Neither Party will use the other Party’s nor any of its Affiliates’ (including the limited partners of BXLS or Blackstone) names or trademarks (including, with respect to Blackstone, any reference to “Blackstone” or “The Blackstone Group”) in any promotional materials, advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the prior written consent of the other Party except as otherwise expressly permitted in this Agreement. Notwithstanding the foregoing, BXLS and Blackstone may use the name, logos, and other insignia of Reata in any “tombstone” or other advertisements, in its publications, marketing or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of BXLS and/or Blackstone, as applicable, without Reata’s prior approval.
15.6
Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may assign, sublicense or transfer this Agreement and all of its rights and obligations hereunder, in their entirety, to any of its Affiliates or to a successor in connection with the sale or other transfer of all or substantially all of its assets to which this Agreement relates or in the event of its merger, consolidation, Change of Control (other than as set forth in clause (b) of its definition) or other similar transaction. On or after the Effective Date, BXLS may (a) assign its right to receive Product Payments to (i) the limited partners of BXLS, provided that such limited partners agree that a majority in interest shall be entitled to take all actions and make any consents on behalf of BXLS hereunder and provided that such limited partners notify Reata of a single account to which Reata can make all payments that may become due hereunder and assume sole responsibility for distributing all such payments, or to a liquidating trust or similar entity that is established to receive and distribute Product Payments for the benefit of the limited partners of BXLS, that is required to carry out such responsibilities as a single entity, and provided that such limited partners or liquidating trust takes such rights to receive and distribute Product Payments subject to all of Reata’s rights and defenses hereunder (and in any case under this clause (i) Reata shall have the unconditional right to follow any instruction it receives or rely on any actions, consents and communications received from or taken by such limited partners or liquidating trust or similar entity without any duty to verify or otherwise determine the validity thereof) or (ii) an other Third Party to which BXLS assigns this Agreement in its entirety as set forth above, or assigns its right to receive Product Payments, in each case as provided in, and subject to, Section 6.3, and (b) assign its right to receive up to 5% of the Product Payments to an Affiliate provided that BXLS shall retain the sole right to take all actions and make any consents on behalf of BXLS hereunder and that all Product Payments made to such Affiliate shall be deemed to be made to BXLS for all purposes of this Agreement. This Agreement is binding upon and will inure to the benefit of each of the Parties, its successors and permitted assigns.

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15.7
Further Assurances. The Parties will execute such further reasonable documents and perform such further reasonable acts as may be necessary to comply with or more fully effectuate the terms of this Agreement.
15.8
Fees and Expenses. Reata will be responsible for paying the reasonable legal and administrative expenses of BXLS and reimbursing BXLS for the same, including reasonable fees and expenses incurred by BXLS in connection with the preparation and negotiation of transaction documents for the diligence investigation, and legal counsel to BXLS. Notwithstanding the foregoing, Reata’s obligation to reimburse and pay any reasonable legal fees, administrative expenses and other amounts pursuant to this Section 15.8 shall not exceed an aggregate amount of $500,000.
15.9
Governing Law. The construction and validity of this Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the internal laws of the State of New York, and, to the extent applicable to Patents and Trademarks, the applicable federal laws of the USA, in each instance without regard to conflict of laws principles.
15.10
Dispute Resolution. The Parties recognize that disputes as to certain matters arising out of and relating to this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. Accordingly, the Parties agree that any dispute, controversy or claim arising under, out of, relating to or in connection with this Agreement, including any subsequent amendments, or the formation, applicability, validity, enforceability, construction, performance, breach or termination hereof (and including the scope and applicability of this Section 15.10 to any such dispute, controversy or claim) (each a “Dispute”) shall be resolved by the Parties as follows:
15.10.1
Prior to commencing an arbitration, a Party shall first refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of thirty (30) days running from the date the notice of Dispute is received. Any final decision mutually agreed to by the Executive Officers in writing shall be conclusive and binding on the Parties. With respect to any Dispute that is not resolved after the thirty (30)-day period expires, then such Dispute shall be submitted to the American Arbitration Association (“AAA”) for final and binding arbitration pursuant as set forth in Section 15.10.2 in accordance with its Commercial Arbitration Rules then in force. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to seek preliminary injunctive relief in any court of competent jurisdiction immediately if necessary to prevent irreparable harm to that Party.
15.10.2
Arbitration Process.
15.10.2.1
Either Party shall have the right to initiate arbitration at any time after the expiration of thirty (30) days after receipt of the notice of Dispute as set forth in Section 15.10.1 by filing a written demand for arbitration. Any disputes concerning whether a dispute is arbitrable, or whether any conditions precedent to commencing arbitration have been fulfilled or the thirty-day period has expired, shall be finally settled by the arbitral panel.
15.10.2.2
The seat, or legal place of arbitration, shall be New York City, New York, and the language of the proceedings shall be English. The arbitration shall be before three (3) arbitrators. Within fifteen (15) days after the commencement of the arbitration, each Party shall select one arbitrator and the two (2) Party-selected arbitrators shall select the third, who shall serve as the panel’s chair or president, within fifteen (15) days after the second arbitrator’s appointment. Any arbitrator(s) not timely selected shall by selected by the American Arbitration Association. All three (3) arbitrators shall be

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professionals with substantial experience in development and Commercialization of biopharmaceutical products. An arbitrator shall be deemed to meet these qualifications unless a Party objects within fifteen (15) days after the arbitrator is selected. The Parties acknowledge that this Agreement evidence a transaction involving interstate commerce. Notwithstanding the provision in Section 15.9 with respect to the applicable substantive law, any arbitration conducted under this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.
15.10.2.3
Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, within 15 days of the preliminary hearing or such other date as established at the preliminary hearing, provide the other with copies of documents on which the producing Party intends to rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition if the arbitrators deem such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five (5) per Party. Each deposition shall be limited to seven hours on the record. The arbitrators shall also have the discretion to allow requests for production of documents, upon a showing of good cause. No other discovery shall be allowed. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within sixty (60) days following the appointment of the arbitrators. All costs and/or fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.
15.10.2.4
The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages. Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits. The arbitrators shall have no power or authority, under the AAA Commercial Arbitration Rules and procedures or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement. The arbitrators shall award to the prevailing party of all of its reasonable arbitration costs and fees. Costs and fees mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, out-of-pocket expenses, witness fees and attorneys’ fees.
15.10.2.5
The arbitrators shall render a reasoned award. If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of five million dollars USD ($5,000,000), then the arbitral award shall be final and binding and the Parties undertake to carry out any award without delay. Judgment on that award may be entered in any court of competent jurisdiction. In the event that the arbitration does result in an arbitral award that imposes an injunction or a monetary award in excess of five million dollars USD ($5,000,000), the Parties agree that such award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”) and shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court of competent jurisdiction.
15.10.2.6
Except as may be required by law, to protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, neither a Party nor an arbitrator may disclose the existence, contents, or any rulings or awards of any arbitration hereunder without the prior written consent of both Parties except to the extent necessary for the preparation or presentation of a claim or defense in the arbitration, where such information is already

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in the public domain other than as a result of a breach of this clause, or by order of the arbitrators upon application of a Party.
15.11
Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, “CONSEQUENTIAL DAMAGES” WILL BE DEEMED TO INCLUDE, AND NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OF SUCH OTHER PARTY’S AFFILIATES, REPRESENTATIVES OR STOCKHOLDERS FOR ANY DAMAGES BASED ON OR MEASURED BY LOSS OF PROJECTED OR SPECULATIVE FUTURE SALES OF THE PRODUCT, ANY PAYMENT DUE UPON ANY UNACHIEVED EVENT UNDER ARTICLE 6, OR ANY OTHER UNEARNED, SPECULATIVE OR OTHERWISE CONTINGENT PAYMENTS PROVIDED FOR IN THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 15.11 IS NOT MEANT TO LIMIT REATA’S OBLIGATION TO PAY BXLS THE AMOUNTS SET FORTH IN ARTICLE 6.
15.12
Cumulative Remedies. Unless expressly set forth in this Agreement, all rights and remedies of the Parties, including all rights to payment, rights of termination, rights to injunctive relief, and other rights provided under this Agreement, will be cumulative and in addition to all other remedies provided for in this Agreement, in law, and in equity.
15.13
Relationship of the Parties.
15.13.1
Relationship of the Parties. Nothing contained herein will be deemed to create a partnership, joint venture, or similar relationship between the Parties, including for any applicable tax purposes. Neither Party is the agent, employee, joint venturer, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and will not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) will not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.
15.14
No Third Party Beneficiaries. This Agreement and the provisions herein are for the benefit of the Parties only, and are not intended to confer any rights or benefits to any Third Party.
15.15
Rights Reserved. No license or any other right is granted to either Party, by implication or otherwise, except as specifically set forth in this Agreement.
15.16
Amendments; No Waiver. Unless otherwise specified herein, no amendment, supplement, or modification of this Agreement will be binding on either Party unless it is in writing and signed by both

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Parties. No delay or failure on the part of a Party in the exercise of any right under this Agreement or available at law or equity will be construed as a waiver of such right, nor will any single or partial exercise thereof preclude any other exercise thereof. All waivers must be in writing and signed by the Party against whom the waiver is to be effective. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time.
15.17
Severability. If any provision (or portion thereof) of this Agreement is determined by a court or arbitration to be unenforceable as drafted by virtue of the scope, duration, extent, or character of any obligation contained herein, it is the Parties’ intention that such provision (or portion thereof) will be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under such Applicable Law. The Parties will enter into whatever amendment to this Agreement as may be necessary to effectuate such purposes.
15.18
Entire Agreement. This Agreement, including all Exhibits hereto, contains the entire understanding of the Parties and supersedes, revokes, terminates, and cancels any and all other arrangements, understandings, agreements, term sheets, or representations and warranties, whether oral or written, between the Parties relating to the subject matter of this Agreement.
15.19
Counterparts. This Agreement will be executed in two (2) counterparts, one (1) for either Party, which, taken together, will constitute one and the same agreement. This Agreement will not be binding on the Parties or otherwise effective unless and until executed by both Parties.
15.20
Construction. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement will not be construed in favor of or against either Party by reason of the authorship of any provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

REATA PHARMACEUTICALS, INC.

By: /s/ Manmeet S. Soni

Name: Manmeet S. Soni

Title: Chief Financial Officer

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the Effective Date.

BXLS V – RIVER L.P.

By: Blackstone Life Sciences Advisors L.L.C. on behalf of BXLS V – River L.P.

By: [***]

Name: [***]

Title: Authorized Person

Reata Confidential[Amended and Restated Development Funding Agreement]

EXHIBIT AND SCHEDULE LIST

Exhibit A: Product Description

Exhibit B: Executive Officers

Exhibit C: Projected Revenues

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Exhibit A Product Description

A.
Omaveloxolone

[IUPAC name: N-((4aS,6aR,6bS,8aR,12aS,14aR,14bS)-1 1-cyano-2,2,6a,6b,9,9,12a-heptamethyl-10,14-dioxo-1,2,3,4,4a,5,6,6a,6b,7,8,8a,9,10,12a,14,14a,14b- octadecahydropicen-4a-yl)-2,2-difluoropropanamide]

B.
Bardoxolone methyl

[IUPAC name: methyl (4aS,6aR,6bS,8aR,12aS,14aR,14bS)-11-cyano-2,2,6a,6b,9,9,12a-heptamethyl-10,14-dioxo-1,2,3,4,4a,5,6,6a,6b,7,8,8a,9,10,12a,14,14a,14b-octadecahydropicene-4a-carboxylate]

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Exhibit B Executive Officers

Reata:

•
J. Warren Huff, Chairman of the Board, Chief Executive Officer, and Secretary
•
Manmeet S. Soni, Chief Operating Officer, Chief Financial Officer, and President
•
Dawn C. Bir, Executive Vice President, Chief Commercial Officer
•
Colin Meyer, M.D., Chief Innovation Officer and Executive Vice President
•
Michael D. Wortley, Executive Vice President, Chief Legal Officer

BXLS:

•
[***]
•
[***]
•
[***]

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Exhibit C Projected Revenues

(all amounts in millions of US Dollars)

[***]

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